Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES SECOND QUARTER 2017 RESULTS

DALLAS – July 26, 2017 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended June 30, 2017.

Second Quarter 2017 Highlights

•	Generated earnings of $17.5 million or $0.14 per diluted common share
•	Paid common dividend of $0.21 per common share
•	Book value per common share declined $0.26 to $10.72 due to portfolio and swap changes ($0.19) and dividends in excess of earnings ($0.07)
•	Since year-end, book value decreased by $0.13, including $0.08 in dividends in excess of earnings, which together with $0.42 in common dividends produce an annualized economic return of 5.3%
•	Net interest margins declined by $4.3 million as benefits of portfolio growth and higher cash yields were outstripped by higher mortgage prepayment levels and higher borrowing costs
•	Agency-guaranteed residential ARM portfolio and leverage ended the quarter at $13.60 billion and 9.27 times long-term investment capital, respectively
•	Operating costs averaged 0.92% of long-term investment capital on an annualized basis

Second Quarter Earnings and Related Discussion

Capstead reported net income of $17.5 million or $0.14 per diluted common share for the quarter ended June 30, 2017.  This compares to net income of $22.7 million or $0.20 per diluted common share for the quarter ended March 31, 2017.  The Company paid a second quarter 2017 dividend of $0.21 per common share on July 20, 2017.

For the quarter ended June 30, 2017, Capstead reported net interest margins of $20.6 million compared to $24.9 million for the quarter ended March 31, 2017.  The decrease in net interest margins was largely attributable to the effects of higher mortgage prepayment levels and higher borrowing costs.  Higher borrowing costs were partially offset by higher coupon interest rates on adjustable-rate mortgages underlying the Company’s residential mortgage investments.  The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.  At June 30, 2017, over 50% of the Company’s ARM securities portfolio will reset in rate in less than 18 months, allowing the Company’s cash yields to continue benefiting from higher prevailing interest rates in future quarters.

Portfolio yields averaged 1.66% during the second quarter of 2017, one basis point lower than the 1.67% reported for the first quarter.  Cash yields (yields on the portfolio before investment premium amortization) increased six basis points to average 2.66% during the second quarter, benefiting from mortgage loans underlying the portfolio resetting to higher rates based on higher prevailing six- and 12-month interest rate indices.  Yield adjustments for investment premium amortization increased seven basis points to average a negative 1.00% for the second quarter primarily as a result of higher mortgage prepayment levels.  Mortgage prepayment rates for the second quarter averaged an annualized constant prepayment rate, or CPR, of 24.69% compared to 22.93% CPR reported for the first quarter.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and six months ended June 30, 2017 (dollars in thousands):

	Quarter Ended June 30, 2017	Six Months Ended June 30, 2017
Residential mortgage investments, beginning of period	$13,413,624	$13,316,282
Portfolio acquisitions (principal amount)	1,200,802	2,203,741
Investment premiums on acquisitions*	38,545	72,166
Portfolio runoff (principal amount)	(1,009,000)	(1,921,829)
Investment premium amortization	(33,661)	(64,046)
Decrease in net unrealized gains on securities classified as available-for-sale	(11,420)	(7,424)
Residential mortgage investments, end of period	$13,598,890	$13,598,890
Increase in residential mortgage investments during the indicated periods	$185,266	$282,608

*

Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances.  Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments.  As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Rates on Capstead’s $12.45 billion in secured borrowings, after adjusting for hedging activities, averaged 15 basis points higher at 1.08% during the second quarter of 2017, compared to 0.93% for the first quarter.  The increase is largely attributable to higher interest rates primarily resulting from Federal Reserve actions to raise the Federal Funds Rate a total of 75 basis points since December 2016.  Average unhedged secured borrowing rates increased 20 basis points during the second quarter, while related hedged borrowing rates increased 12 basis points as older, lower-rate interest rate swap agreements expired and new swaps were entered into at higher current rates.  The Company uses two- and three-year term interest rate swap agreements, supplemented with longer-maturity secured borrowings when available at attractive rates and terms, to help mitigate exposure to rising short-term interest rates.  The Company held $8.60 billion notional amount of portfolio financing-related swap agreements with contract expirations occurring at various dates through the first quarter of 2020 and a weighted average expiration of 14 months.

Operating costs expressed as an annualized percentage of long-term investment capital averaged 0.92% during the second quarter of 2017.  Capstead is a leader in terms of operating cost efficiency among its mortgage REIT peers.

Long-Term Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and $98 million of long-term unsecured borrowings, decreased by $15 million during the second quarter of 2017 to $1.34 billion as a result of declines in portfolio and swap values and dividend distributions in excess of earnings, partially offset by issuances of Series E preferred stock.  Portfolio leverage (secured borrowings divided by long-term investment capital) increased to 9.27 to one at June 30, 2017 from 9.04 to one at March 31, 2017 primarily as a result of an increase in secured borrowings to support a larger portfolio and the decrease in long-term investment capital.

The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by shares of common stock outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter and six months ended June 30, 2017:

	Quarter Ended June 30, 2017		Six Months Ended June 30, 2017
Book value per common share, beginning of period	$10.98		$10.85
Change in net unrealized gains on mortgage securities classified as available-for-sale	(0.12)		(0.08)
Change in net unrealized gains and losses on interest rate swap agreements designated as cash flow hedges of:
Secured borrowings	(0.05)		0.04
Unsecured borrowings	(0.02)		(0.01)
	(0.19)	(1.8)%	(0.05)	(0.5)%
Dividend distributions in excess of earnings	(0.07)	(0.6)%	(0.08)	(0.7)%
Book value per common share, end of period	$10.72		$10.72
Decrease in book value per common share during the indicated periods	$(0.26)	(2.4)%	$(0.13)	(1.2)%

Nearly all of Capstead’s residential mortgage investments and all interest rate swap agreements are reflected at fair value on the Company’s balance sheet and related unrealized gains and losses are included in the calculation of book value per common share.  The Company’s borrowings, however, are not reflected at fair value on the balance sheet.

Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.  The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels, generally within five years.  Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM or fixed-rate loans.  Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “Second quarter earnings were negatively affected by higher mortgage prepayment levels and higher borrowing costs, while benefiting from higher cash yields and higher average portfolio balances.

“Because average mortgage prepayment levels were higher this quarter by 1.76% CPR (an increase of 7.7%, compared to a decline in the first quarter of 10.4%), we recorded an additional $2.3 million in investment premium amortization.  The second quarter increase in prepayments is attributable to a number of factors, including seasonality and a flattening of the yield curve as longer term rates have not increased in tandem with shorter term rates since year-end.  This can create refinancing opportunities, particularly for borrowers whose loans have recently reset to higher levels.  Given current market conditions, we anticipate quarterly prepayment levels may increase further in the third quarter before declining in the fourth quarter.

“Borrowing and hedging costs were up appreciably in the second quarter as the markets absorbed the effects of three 25 basis point Federal Funds Rate increases since December 2016.  During the second quarter average unhedged secured borrowing rates increased 20 basis points over the first quarter to 1.09%, while related hedged borrowing rates increased 12 basis points to average 1.08%.  On a combined basis, secured borrowing rates were up 15 basis points.  In the current rate environment, older, lower-rate swaps are expiring and new, higher-rate swaps are being entered into in order to provide important balance sheet and future financing spread protection, particularly as it pertains to additions to the longer-to-reset portion of our ARM securities portfolio.

“Importantly, higher borrowing costs were partially offset by a six basis point increase in overall cash yields largely attributable to periodic coupon interest rate resets on mortgage loans underlying the currently-resetting portion of our portfolio.  This key feature of our short duration ARM strategy should continue to benefit cash yields in the coming quarters.

“Given our current opportunity for continued increases in cash yields and our prudent hedging posture, we believe that our short duration agency-guaranteed residential ARM portfolio is well positioned to generate attractive risk-adjusted returns over the long term.  Key to our near-term success will be mortgage prepayment levels and the pace of future increases in short-term interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, July 27, 2017 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an audio archive of the webcast will be available for approximately 60 days.  The audio replay will be available one hour after the end of the conference call through October 25, 2017.  The replay can be accessed by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10110571.

About Capstead

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of short-duration agency-guaranteed ARM securities.  This strategy differentiates the Company from its mortgage REIT peers because the ARM loans underlying its investment portfolio reset to more current interest rates within a relatively short period of time.  As a result, the Company is positioned to benefit from future recoveries in financing spreads that typically contract during periods of rising interest rates and to experience smaller fluctuations in portfolio values compared to portfolios containing a significant amount of longer-duration ARM or fixed-rate mortgage securities.  Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.  Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;
•	fluctuations in interest rates and levels of mortgage prepayments;
•	the effectiveness of risk management strategies;
•	the impact of differing levels of leverage employed;
•	liquidity of secondary markets and credit markets;
•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;
•	the availability of new investment capital;
•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;
•

changes in market conditions as a result of federal corporate and individual income tax reform, federal government fiscal challenges and Federal Reserve monetary policy, including policy regarding its holdings of Agency and U.S. Treasury Securities;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;
•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac, Ginnie Mae and similar federal government agencies and related guarantees;
•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940;

•	other changes in legislation or regulation affecting the mortgage and banking industries; and
•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein.  It is not possible to identify all of the risks, uncertainties and other factors that may affect future results.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.  Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Residential mortgage investments ($13.10 and $12.81 billion pledged at June 30, 2017 and December 31, 2016, respectively)	$13,598,890	$13,316,282
Cash collateral receivable from interest rate swap counterparties	47,518	29,660
Interest rate swap agreements at fair value*	2,470	24,709
Cash and cash equivalents	59,226	56,732
Receivables and other assets	154,869	149,493
	$13,862,973	$13,576,876
Liabilities
Secured borrowings	$12,454,183	$12,145,346
Interest rate swap agreements at fair value*	24,787	24,417
Unsecured borrowings	98,140	98,090
Common stock dividend payable	20,611	22,634
Accounts payable and accrued expenses	19,669	38,702
	12,617,390	12,329,189
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 8,631 and 8,234 shares issued and outstanding ($215,787 and $205,849 aggregate liquidation preferences) at June 30, 2017 and December 31, 2016, respectively	208,870	199,059
Common stock - $0.01 par value; 250,000 shares authorized: 96,063 and 95,989 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	961	960
Paid-in capital	1,281,239	1,288,346
Accumulated deficit	(346,464)	(346,464)
Accumulated other comprehensive income	100,977	105,786
	1,245,583	1,247,687
	$13,862,973	$13,576,876

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,343,723	$1,345,777
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.27:1	9.02:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$10.72	$10.85

*

Beginning in 2017, exchange-traded swap agreements are deemed to be settled daily in accordance with recent legal interpretations. As a result, the fair value of exchange traded swap agreements held as cash flow hedges of Secured borrowings is calculated including related accrued interest and net of variation margin amounts received or paid through the exchange, resulting in separately presenting on the balance sheet a significantly reduced fair value amount representing the unsettled fair value of these derivatives.  Non-exchange traded swap agreements held as cash flow hedges of Unsecured borrowings were not affected by these legal interpretations and continue to be reported at fair value calculated excluding accrued interest and variation margin.  At June 30, 2017, Cash collateral receivable from interest rate swap counterparties includes initial margin for all swap agreements and variation margin for non-exchange traded swap agreements.  Accrued interest for non-exchange traded swap agreements is included in Accounts payable and accrued expenses.  This change in presentation has had no further impact on the Company’s accounting for derivatives.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30		Six Months Ended June 30
	2017	2016	2017	2016
Interest income:
Residential mortgage investments	$56,103	$53,309	$110,944	$112,809
Other	238	128	391	320
	56,341	53,437	111,335	113,129
Interest expense:
Secured borrowings	(33,850)	(27,014)	(62,090)	(53,596)
Unsecured borrowings	(1,900)	(1,976)	(3,791)	(3,953)
	(35,750)	(28,990)	(65,881)	(57,549)
	20,591	24,447	45,454	55,580
Other revenue (expense):
Compensation-related expense	(1,833)	(2,042)	(2,948)	(5,266)
Other general and administrative expense	(1,276)	(1,157)	(2,338)	(2,326)
Miscellaneous other revenue	67	382	82	995
	(3,042)	(2,817)	(5,204)	(6,597)
Net income	$17,549	$21,630	$40,250	$48,983
Net income available to common stockholders:
Net income	$17,549	$21,630	$40,250	$48,983
Less preferred stock dividends	(4,018)	(3,843)	(7,882)	(7,669)
	$13,531	$17,787	$32,368	$41,314

Net income per common share:
Basic and diluted	$0.14	$0.19	$0.34	$0.43

Weighted average common shares outstanding:
Basic	95,756	95,648	95,755	95,631
Diluted	95,916	95,786	95,895	95,766

Cash dividends declared per share:
Common	$0.21	$0.23	$0.42	$0.49
Series E preferred	0.47	0.47	0.94	0.94

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS

(unaudited, in thousands, except per share amounts, percentages annualized)

	2017		2016
	Q2	Q1	Q4	Q3	Q2	Q1
Quarterly Statements of Income:
Interest income:
Residential mortgage investments	$56,103	$54,841	$50,040	$49,845	$53,309	$59,500
Other	238	153	143	174	128	192
	56,341	54,994	50,183	50,019	53,437	59,692
Interest expense:
Secured borrowings	(33,850)	(28,240)	(27,421)	(26,636)	(27,014)	(26,582)
Unsecured borrowings	(1,900)	(1,891)	(1,910)	(1,970)	(1,976)	(1,977)
	(35,750)	(30,131)	(29,331)	(28,606)	(28,990)	(28,559)
	20,591	24,863	20,852	21,413	24,447	31,133
Other revenue (expense):
Compensation-related expense	(1,833)	(1,115)	(2,444)	(4,039)	(2,042)	(3,224)
Other general and administrative expense	(1,276)	(1,062)	(1,117)	(1,239)	(1,157)	(1,169)
Miscellaneous other revenue	67	15	159	305	382	613
	(3,042)	(2,162)	(3,402)	(4,973)	(2,817)	(3,780)
Net income	$17,549	$22,701	$17,450	$16,440	$21,630	$27,353
Net income per diluted common share	$0.14	$0.20	$0.14	$0.13	$0.19	$0.25
Average diluted common shares outstanding	95,916	95,875	95,877	95,866	95,786	95,745

Select Operating Statistics:
Average portfolio outstanding (cost basis)	$13,501,791	$13,102,455	$13,320,407	$13,629,220	$13,837,817	$13,848,718
Average long-term investment capital (“LTIC”)	1,358,646	1,361,102	1,369,928	1,380,006	1,388,476	1,398,088
Investment premium amortization	33,661	30,385	34,945	36,076	33,052	26,011
Constant prepayment rate (“CPR”)	24.69%	22.93%	25.59%	25.80%	23.19%	18.23%
Total financing spreads	0.52	0.68	0.55	0.56	0.64	0.82
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.58	0.74	0.61	0.62	0.70	0.90
Operating costs as a percentage of LTIC*	0.92	0.93	0.97	0.83	0.93	1.07
Return on common equity capital	5.13	7.18	5.04	4.62	6.55	8.58

*

Excludes the effects of first quarter 2017 and 2016 adjustments to annual incentive compensation accruals of $938,000 and $(655,000), respectively, and third and fourth quarter 2016 separation of service charges totaling $(3.0 million).

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY FINANCING SPREAD ANALYSIS

(annualized)

	2017		2016				2015
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Total financing spreads: (a)
Yields on all interest-earning assets	1.65%	1.67%	1.49%	1.45%	1.53%	1.69%	1.62%	1.40%
Borrowing rates on all interest-paying liabilities	1.13	0.99	0.94	0.89	0.89	0.87	0.79	0.74
Total financing spreads	0.52	0.68	0.55	0.56	0.64	0.82	0.83	0.66
Financing spreads on residential mortgage investments, a non-GAAP financial measure:
Cash yields on residential mortgage investments (b)	2.66	2.60	2.55	2.52	2.50	2.47	2.44	2.42
Investment premium amortization (b)	(1.00)	(0.93)	(1.05)	(1.06)	(0.96)	(0.75)	(0.81)	(0.99)
Yields on residential mortgage investments	1.66	1.67	1.50	1.46	1.54	1.72	1.63	1.43
Unhedged secured borrowing rates (c)	1.09	0.89	0.79	0.69	0.67	0.65	0.48	0.45
Hedged secured borrowing rates (c)	1.08	0.96	0.95	0.93	0.96	0.93	0.87	0.84
Secured borrowing rates	1.08	0.93	0.89	0.84	0.84	0.82	0.73	0.69
Financing spreads on residential mortgage investments	0.58	0.74	0.61	0.62	0.70	0.90	0.90	0.74
CPR	24.69	22.93	25.59	25.80	23.19	18.23	19.62	23.21

(a)

All interest-earning assets include residential mortgage investments, overnight investments and cash collateral receivable from interest rate swap counterparties.  All interest-paying liabilities include unsecured borrowings and cash collateral payable to interest rate swap counterparties.

(b)

Cash yields are based on the cash component of interest income.  Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments.  Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(c)

Unhedged borrowing rates represent average rates on secured borrowings, before consideration of related currently-paying interest rate swap agreements.  Hedged borrowing rates represent the average fixed-rate payments made on currently-paying interest rate swap agreements held for portfolio hedging purposes adjusted for differences between LIBOR-based variable-rate payments received on these swaps and unhedged borrowing rates, as well as the effects of any hedge ineffectiveness.  Average fixed-rate swap payments were 1.02% and 0.89% for the second and first quarters of 2017, respectively, while the variable-rate payment adjustments equated to 0.06% and 0.07% on average currently-paying swap notional amounts outstanding for the same periods.  During 2016, fixed-rate swap payments averaged 0.74% while variable-rate payment adjustments averaged 0.20% on average notional amounts outstanding.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differ from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures:

	2017		2016				2015
	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Total financing spreads	0.52%	0.68%	0.55%	0.56%	0.64%	0.82%	0.83%	0.66%
Impact of yields on other interest-earning assets*	0.01	–	0.01	0.01	0.01	0.03	0.01	0.03
Impact of borrowing rates on other interest-paying liabilities*	0.05	0.06	0.05	0.05	0.05	0.05	0.06	0.05
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.58	0.74	0.61	0.62	0.70	0.90	0.90	0.74

*

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings (at average borrowing rates of 7.74% and 7.71% for the second and first quarters of 2017, respectively) and, at times, cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(dollars in thousands, unaudited)

	June 30, 2017					December 31, 2016
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$5,244,920	$168,825	$5,413,745	$5,519,034	$105,289	$130,427
Longer-to-reset ARMs	5,222,864	160,461	5,383,325	5,376,261	(7,064)	(19,620)
Fixed-rate	1	–	1	1	–	–
Ginnie Mae securities:
Current-reset ARMs	1,563,022	51,069	1,614,091	1,617,396	3,305	5,130
Longer-to-reset ARMs	1,052,406	32,866	1,085,272	1,081,953	(3,319)	(10,302)
	$13,083,213	$413,221	$13,496,434	$13,594,645	$98,211	$105,635
Interest rate swap agreements: (b)
Secured borrowings-related			$8,600,000	$26,795	$27,553	$24,346
Unsecured borrowings-related			100,000	(24,787)	(24,787)	(24,195)
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity.  Gains or losses are generally recognized in earnings only if sold.  Residential mortgage securities classified as held-to-maturity with a cost basis of $2 million and unsecuritized investments in residential mortgage loans with a cost basis of $2 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

To help mitigate exposure to higher interest rates, Capstead uses one- and three-month LIBOR-indexed, pay-fixed, receive-variable interest rate swap agreements supplemented with longer-maturity secured borrowings when available at attractive rates and terms.  The Company has also entered into $100 million notional amount of swap agreements with terms coinciding with the 20-year variable-rate terms of the Company’s unsecured borrowings.  Swap positions are designated as cash flow hedges for accounting purposes and carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity.  Related hedge ineffectiveness is recognized in Interest expense.  Above amounts exclude variation margin and accrued interest.

The following reflects Capstead’s portfolio financing-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related swap fixed-rate payment requirements and exclude adjustments for hedge ineffectiveness and differences between LIBOR-based variable payments received on these swaps.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Third quarter 2017	$400,000	0.74%
Fourth quarter 2017	1,500,000	0.79
First quarter 2018	1,700,000	0.76
Second quarter 2018	600,000	0.79
Third quarter 2018	400,000	0.88
Fourth quarter 2018	800,000	1.15
First quarter 2019	950,000	1.58
Second quarter 2019	1,650,000	1.33
Third quarter 2019	100,000	0.68
Fourth quarter 2019	300,000	1.55
First quarter 2020	200,000	1.75
	$8,600,000

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of June 30, 2017 of approximately 11¼ and 9¼ months, respectively, for a net duration gap of approximately 2 months.  Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of June 30, 2017)

(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$3,919,238	3.01%	3.27%	1.70%	2.83%	9.54%	5.9
Freddie Mac Agency Securities	1,494,507	3.09	3.44	1.81	2.44	9.51	6.7
Ginnie Mae Agency Securities	1,614,091	2.31	2.75	1.51	1.07	8.27	6.3
Residential mortgage loans	1,657	3.81	3.38	2.07	1.65	11.03	5.0
(52% of total)	7,029,493	2.87	3.19	1.68	2.34	9.24	6.2
Longer-to-reset ARMs:
Fannie Mae Agency Securities	3,297,436	2.71	3.36	1.63	3.30	7.71	43.7
Freddie Mac Agency Securities	2,085,889	2.72	3.39	1.65	2.80	7.79	40.5
Ginnie Mae Agency Securities	1,085,272	3.01	2.74	1.51	1.01	8.02	42.1
(48% of total)	6,468,597	2.76	3.27	1.61	2.75	7.79	42.4
	$13,498,090	2.82	3.23	1.65	2.54	8.54	23.5
Gross WAC (rate paid by borrowers)(d)		3.41

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At June 30, 2017, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.16.  This table excludes $3 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 80% of current-reset ARMs were subject to periodic caps averaging 1.75%; 13% were subject to initial caps averaging 3.33%; and 7% were subject to lifetime caps averaging 7.27%.  All longer-to-reset ARM securities at June 30, 2017 were subject to initial caps.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at June 30, 2017 approximately 91%, 6% and 3% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively.  Approximately 87% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.